Exhibit 5

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
ATTORNEYS AT LAW
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS
1700 PACIFIC AVENUE
SUITE 4100
DALLAS, TEXAS 75201
(214) 969-2800
FAX (214) 969-4343
www.akingump.com

AUSTIN BRUSSELS DALLAS HOUSTON LONDON LOS ANGELES MOSCOW NEW YORK PHILADELPHIA SAN ANTONIO WASHINGTON, D.C. ________________________ RIYADH - (AFFILIATE)

July 6, 2001

TM Century, Inc.
2002 Academy Lane
Dallas, Texas 75234-9220

Ladies and Gentlemen:

          We have acted as counsel to TM Century, Inc., a Delaware corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of up to 100,000 shares (the "Additional Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), to be issued under the Company's Amended and Restated 1991 Long Term Performance Incentive Plan (the "Plan").

          We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

          Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Additional Shares are issued and delivered as described in the Plan, the Additional Shares will be duly authorized, validly issued, fully paid and non-assessable.

          The opinions and other matters in this letter are qualified in their entirety and subject to the following:

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

TM Century, Inc.
July 6, 2001

A.

We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of (i) the Federal Laws of the United States of America or (ii) the Laws of the State of Delaware.

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Sincerely, AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. ______________________________________ Akin, Gump, Strauss, Hauer & Feld, L.L.P.